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                                                                      Exhibit 11
                                                                      ----------


                               BROOKSTONE, INC.

           COMPUTATION OF PRIMARY AND FULLY DILUTED EARNINGS (LOSS)
                               PER COMMON SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (Unaudited)

                                                              Thirteen Weeks Ended
                                                      -------------------------------------
                                                       May 2, 1998             May 3, 1997
                                                      ------------             ------------
Net loss                                               $  (4,417)               $ (3,773)
                                                      ============             ============
Weighted average number of common shares
 outstanding                                                7,889                   7,783

Effect of dilutive securities:
  Stock Options                                               --                      --
                                                      ------------             ------------
Weighted average number of common shares
 as adjusted                                                7,889                   7,783
                                                      ============             ============
Net loss per share basic/diluted                       $    (0.56)              $   (0.48)
                                                      ============             ============